Exhibit 99.1

	CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS 2005 RESULTS

NET INCOME

$60 Million in Q4 05 (-43% vs. Q4 04)

$326 Million in 12M 05 (-14% vs. 12M 04)

ORIGINATIONS (PRESENT VALUE)

$293 Million in Q4 05 (+35% vs. Q4 04)

$1,014 Million in 12M 05 (+9% vs. 12M 04)

New York, New York, February 15, 2006 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced 2005 net income of $326.1 million, a year-over-year decrease of 13.9%. Non-GAAP operating earnings, which exclude fair-value adjustments for both insured credit default swaps and economic interest-rate hedges, were $333.9 million, 3.1% higher than for 2004. For the fourth quarter, net income declined 43.2%. Operating earnings decreased $11.7 million due primarily to a $16.5 million one-time tax benefit in the fourth quarter of 2004. Results for 2004 in this release reflect the restated financial statements filed with the Securities and Exchange Commission on December 19, 2005 in the Company’s amended annual report on Form 10-K/A.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net Income	$59.8	$105.3	$326.1	$378.6
Less fair-value adjustments for economic interest-rate hedges, net of taxes (1)	(12.9)	(0.3)	(15.0)	17.1
Less fair-value adjustments for insured credit default swaps, net of taxes (1)	(10.2)	11.0	7.2	37.7
Operating Earnings (1)	$82.9	$94.6	$333.9	$323.8

(1)   For definitions and further discussion of net income and operating earnings, see below, “Analysis of Financial Results – Operating Earnings.”   Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

Shareholders’ equity (book value) was $2.8 billion and non-GAAP adjusted book value (ABV) was $3.9 billion at December 31, 2005. Over the past 12 months, after taking dividends into account, ABV grew 14.0%. The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone. See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to GAAP shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, reached $293.1 million in the fourth quarter of 2005, 34.9% higher than in that quarter of 2004. For the year, PV originations increased 9.4% to $1,014.0 million.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: “Despite a challenging business environment for financial guaranty products, FSA turned in a solid performance in 2005. We surpassed the $1 billion mark in present value originations for the first time.

“In the U.S. municipal market, we had success by focusing primarily on basic municipal sectors that met our credit and pricing standards. We also did well in international markets, primarily due to the expansion of our public infrastructure business. We weren’t as successful in the U.S. asset-backed business, where our business, though broad-based, declined in 2005 primarily due to tight credit-quality spreads driven by aggressive credit appetites among direct investors in the sector. When spreads return to attractive levels, FSA is well positioned to increase its volume of asset-backed originations. Until then, we will keep our powder dry.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$23.5	$21.1	$103.4	$107.8
Gross PV originations (dollars in millions) (1)	293.1	217.3	1,014.0	927.2

(1)     Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as the net of estimated interest to be received on investments and estimated interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs), net of the expected derivative results from economic interest-rate hedges, discounted to present value. The discount rate was 5.30% in 2005 and 5.62% in 2004 for all originations. PV premiums originated, PV NIM originated and PV originations are non-GAAP measures. Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. For further discussion, see “Non-GAAP Measures” below. For a reconciliation of PV premiums originated to gross premiums written, see “Analysis of Financial Results – Premiums” below.

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$14.8	$12.4	$64.8	$49.0
Gross PV premiums originated (dollars in millions)	139.8	110.6	484.5	433.5

Driven by steady new-money issuance and high levels of refundings, the municipal new-issue market achieved record volume of approximately $408.4 billion in 2005, rising 13.4% above 2004 volume. Insurance penetration was approximately 56%, compared with 54% in 2004. In this environment, FSA insured approximately 26% of the par amount of insured new municipal bond issues sold in 2005.

Including both primary and secondary U.S. municipal obligations with closing dates in the fourth quarter, the par amount insured by FSA increased 19.5%, and PV premiums originated increased 26.4%, primarily due to growth in the health care and utility sectors. For the year, FSA’s U.S. municipal par originated increased 32.3%, and PV premiums originated increased 11.8%. In general, the mix of business shifted toward a greater volume of general obligations, including school bonds, and other tax-backed transactions that tend to have lower absolute premiums than revenue bonds because of their lower risk.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$4.3	$7.0	$24.5	$48.6
Gross PV premiums originated (dollars in millions)	24.2	48.8	195.4	234.2

Fourth-quarter U.S. asset-backed originations decreased 38.8% in par and 50.3% in PV premiums originated, primarily due to a decline in high-premium net interest margin mortgage-backed (NIM MBS) transactions, which are generally designed to securitize a portion of the excess cash flow generated by the issuer’s other mortgage securitizations, and a slowing in the collateralized debt obligation (CDO) business. For the year, U.S. asset-backed par insured decreased 49.7%, and the related PV premiums originated declined 16.6%. PV premiums originated declined less than par originated due to a shift toward longer duration transactions in the mix of business. Declines in PV premiums from NIM MBS and other residential mortgage transactions represented most of the PV premium decline during 2005. Consumer finance and CDO PV premiums increased.

INTERNATIONAL ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$4.4	$1.7	$14.1	$10.2
Gross PV premiums originated (dollars in millions)	109.0	36.8	241.5	185.8

FSA’s fourth-quarter international par insured increased 153.2%, and PV premium production increased 196.2%, primarily reflecting large U.K. public infrastructure transactions in the health care, gas distribution and water utility sectors. For the year, international par insured increased 37.9%, while international PV premiums increased 30.0%. Public infrastructure provided the greatest share of PV premiums, as tight spreads constrained the international asset-backed business.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Gross PV NIM originated (dollars in millions)	$20.1	$21.1	$92.6	$73.7

PV NIM originated in the financial products segment decreased 5.0% for the fourth quarter. Entering the quarter with ample liquidity but finding tight spreads on potential asset acquisitions, the Company chose to bid conservatively for new GIC business while waiting for a more attractive investment environment. For the year, PV NIM rose 25.6%. Throughout the year, the Company generally took a cautious approach to asset acquisitions because of the narrow spread environment, although it did find a number of attractive long-dated purchasing opportunities.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Fourth-quarter net income decreased 43.2% to $59.8 million from $105.3 million in the fourth quarter of last year. The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Premiums from refundings and accelerations (1)	$4.8	$6.0	$29.4	$23.7
Realized gains (losses), net (2)	1.3	0.6	5.4	(0.1)
Realized gains (losses) from assets acquired in refinancing transactions, net	(0.8)	—	3.0	—
Realized foreign exchange gain from sale of investments, net (3)	—	0.2	7.5	0.5
Equity-based compensation (1) (4)	(8.2)	(9.9)	(31.5)	(32.9)
Equity in earnings of SPS (2)	—	0.1	(0.9)	(7.1)
Dividends received from and equity in earnings of XLFA (5)	0.9	—	5.8	3.2
Return of supplemental premiums (6)	—	—	(1.3)	—
Reassumption of risk (1)(7)	—	—	0.8	—
Profit commission (8)	0.4	—	2.6	—
Bermuda tax rate change (9)	(2.9)	(5.3)	(29.3)	(5.3)
Deferred tax benefit (10)	—	16.5	—	16.5
Fair-value adjustments for insured CDS (11)	(10.2)	11.0	7.2	37.7
Fair-value adjustments for economic interest-rate hedges (12)	(12.9)	(0.3)	(15.0)	17.1

(1)     Net of deferred acquisition cost amortization.

(2)     SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owned a minority interest. Due to the proposed sale of SPS, the Company was no longer eligible for a dividends received deduction and therefore recorded additional tax expense of $1.6 million in the first quarter to reverse the inception-to-date tax benefit. In the fourth quarter of 2005, the Company sold its interest in SPS, resulting in a loss of $0.4 million, which is included in realized gains (losses), net.

(3)     The Company sold approximately $151.9 million of sterling-denominated bonds during 2005, resulting in a foreign exchange gain of $11.5 million before taxes, recorded in other income.

(4)     The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

(5)

The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company. XLFA reinsures business originated by FSA and other financial guarantors. In the fourth quarter of 2004, the Company began to account for its investment in XLFA as an equity security. The figures shown in this table are the full after-tax contribution of the preferred shares in XLFA, whether recorded as dividends or as equity in earnings. In the third quarter of 2004, the Company refined the method for estimating the carrying amount of this investment. As a result, in the third quarter of 2004, the Company charged equity in earnings a pre-tax amount of $11.7 million and reduced its carrying value in this investment by that amount.

(6)

To resolve differing interpretations of contract language regarding the calculation of supplemental premiums, in the second quarter, the Company negotiated a settlement with an asset-backed issuer under which FSA reversed $2.3 million of previously recorded pre-tax supplemental gross premiums ($1.9 million net of reinsurance).

(7)	At the end of the second quarter of 2005, the Company reassumed a block of health care business from a reinsurer.
(8)

A New York reinsurer transferred a block of FSA ceded business to its Bermuda affiliate. In connection with this transfer, the Company negotiated a profit commission, of which the Company recorded $4.0 million before taxes, in other income. The profit commission before taxes was $0.7 million for the fourth quarter.

(9)

In connection with the Company’s previously disclosed decision to repatriate income from its Bermuda subsidiary Financial Security Assurance International Ltd. (FSA International), the Company no longer intends to leave future earnings of that subsidiary permanently offshore, with the effect that 2005 and future income of FSA International have become subject to an increased effective U.S. tax rate. The impact on operating earnings represents a tax liability of $15.1 million in respect of earnings of FSA International that have previously been recognized for GAAP purposes but not yet for tax purposes and $14.2 million related to 2005 earnings. In the fourth quarter, the Company purchased the outstanding minority interest in FSA International, making it a wholly owned subsidiary.

(10)

In connection with the Dexia group’s acquisition of the Company in July 2000, the Company became the successor, for tax purposes, to White Mountains Holdings, Inc. (WMH). WMH had previously sold an insurance subsidiary to a third party that was indemnified by White Mountains Insurance Group for certain future adverse loss development up to $50.0 million. In the fourth quarter of 2004, the Company made an indemnity payment of $47.0 million to the third party with funds provided for such purpose by White Mountains Insurance Group. While the Company had no legal liability in connection with the indemnity payment, the payment should be treated for tax purposes as a $47.0 million loss deduction to the Company, as successor to WMH. The Company therefore recorded a deferred tax asset with a corresponding deferred tax benefit of $16.5 million.

(11)	This item is excluded from operating earnings. (See “Operating Earnings” below.)
(12)	This item is excluded from operating earnings. SFAS 133 prescribes one-sided accounting for derivatives that do not qualify for hedge accounting treatment. (See “Operating Earnings” below.)

OPERATING EARNINGS. The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for:

•        economic interest-rate hedges, defined as derivatives that are intended to hedge interest-rate risk but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133); and

•        FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under SFAS 133.

The Company typically converts the fixed interest rates of assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest-rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the asset or liability it is intended to hedge. These one-sided mark-to-fair-value valuations cause volatility related to these changes in fair values in both the financial guaranty and financial products business segments. Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest-rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.

CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks. In a typical CDS transaction, the Company, in exchange for an upfront or periodic premium, indemnifies the insured for economic losses (in excess of some agreed-upon deductible) related to specified reference obligations, primarily pools of corporate debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company. In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings. Given the high credit quality of the CDS insured by FSA, management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception. Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair-value estimates are volatile.

Fourth-quarter operating earnings of $82.9 million were higher than net income because they exclude negative pre-tax fair-value adjustments for economic interest-rate hedges of $19.8 million and negative pre-tax fair-value adjustments for insured CDS totaling $15.7 million. The fair-value adjustments for insured CDS primarily reflect a relative widening of market credit spreads. The fair-value adjustments for economic interest-rate hedges, which are more heavily weighted to hedging fixed-rate liabilities (where the hedge contracts call for receiving the fixed rate and paying the LIBOR floating rate), reflect increases in LIBOR-based interest rates across the curve. The fair-value adjustments in the fourth quarter of 2004 were pre-tax gains totaling $16.6 million for insured CDS and losses of $0.5 million for economic interest-rate hedges. (See the “Noteworthy Items” table above for after-tax amounts.)

Full-year operating earnings of $333.9 million were higher than net income because they exclude negative pre-tax fair-value adjustments for economic interest-rate hedges of $23.0 million, partially offset by positive pre-tax fair-value adjustments for CDS totaling $11.1 million. The fair-value adjustments for insured CDS primarily reflect a tightening of market credit spreads. The fair-value adjustments for economic interest-rate hedges reflect the effect of increases in short-term LIBOR-based interest rates partially offset by decreases in longer term LIBOR-based interest rates.  The fair-value adjustments in 2004 were pre-tax gains totaling $56.1 million for insured CDS and $26.3 million for economic interest-rate hedges. (See the “Noteworthy Items” table above for after-tax amounts.)

PREMIUMS. The following table reconciles gross premiums written, which captures all premiums collected in a period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Gross premiums written	$263.3	$208.2	$833.8	$832.0
Gross installment premiums received	(83.9)	(79.0)	(348.6)	(332.4)
Gross upfront premiums originated	179.4	129.2	485.2	499.6
Gross PV estimated installment premiums originated	93.6	67.0	436.2	353.9
Gross PV premiums originated	$273.0	$196.2	$921.4	$853.5

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net premiums written	$163.4	$155.9	$577.7	$587.8
Net premiums earned	96.1	100.5	404.1	395.0
Net premiums earned excluding effect of refundings and accelerations	87.1	88.4	349.8	350.6

For the fourth quarter, gross premiums written increased 26.5%, and net premiums written increased 4.8%, reflecting growth in municipal premiums written. For the year, gross premiums written were flat, and net premiums written decreased 1.7%.

For the fourth quarter, net premiums earned totaled $96.1 million, a 4.4% decrease. This includes $9.0 million of net premiums earned from refundings and accelerations, compared with $12.1 million in the fourth quarter of 2004. Excluding premiums from refundings and accelerations, fourth-quarter net premiums earned decreased 1.5%, reflecting decreases in asset-backed earned premiums partially offset by increases in municipal earned premiums.

For 2005, net premiums earned increased 2.3%. This includes $54.3 million of net premiums earned from refundings and accelerations, compared with $44.4 million last year. Excluding premiums from refundings and accelerations, net premiums earned for the year were flat.

OPERATING NET INTEREST MARGIN. Operating net interest margin, a non-GAAP measure defined as the financial products segment’s net interest margin excluding fair-value adjustments for economic interest-rate hedges, was $11.7 million in the fourth quarter of 2005, compared with $6.9 million in the fourth quarter a year ago. For the year, operating net interest margin increased to $40.5 million from $23.5 million in last year’s comparable period. The increases in operating net interest margin are due primarily to a larger book of GIC business.

INVESTMENT PORTFOLIO. Fourth-quarter net investment income was $50.3 million, an increase of 10.1%. The increase primarily reflects higher invested balances in the investment portfolio and the inclusion of XLFA quarterly dividends of $1.4 million. Through the third quarter of 2004, the investment in preferred shares of XLFA was recorded as equity in earnings of an unconsolidated affiliate. It is now treated as part of the investment portfolio.

Fourth-quarter net realized gains, including amounts from refinanced transactions, were $12.9 million, compared with $0.8 million a year ago. The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the fourth quarter was 20.6%, including the impact of the Bermuda tax rate change, versus 12.2% a year ago.

EXPENSES AND RESERVES. For the fourth quarter, policy acquisition and other operating expenses decreased to $39.1 million ($25.4 million after taxes) from $50.3 million ($32.7 million after taxes) in the previous year’s fourth quarter. These expenses include certain compensation expenses related primarily to the Company’s deferred compensation and supplemental retirement plan, which include changes in the market value of investments and are perfectly offset by entries in other income.  Excluding such expenses, policy acquisition and other operating expenses were $41.3 million in 2005, compared with $39.6 million in 2004.

The Company recorded losses and loss adjustment expenses incurred of $5.0 million ($3.2 million after taxes) in the fourth quarter. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the fourth quarter of 2005, a net amount of $9.0 million was transferred from the non-specific reserve to case reserves, primarily reflecting adjustments to existing case reserves for certain CDO transactions. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At December 31, 2005, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $169.4 million, compared with $144.5 million at December 31, 2004.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance. A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated, PV originations and operating net interest margin. In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written. PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period. PV originations is the sum of PV premiums originated and PV NIM originated. The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below. ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs, unrealized investment gains and losses, and fair-value adjustments for insured CDS and economic interest-rate hedges. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation. The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	December 31, 2005	December 31, 2004
Shareholders’ Equity (Book Value)	$2,822.9	$2,611.3

After-tax adjustments:
Plus net unearned premium revenues (net of taxes of $528.5 million and $467.7 million)	981.4	868.6
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $299.4 million and $267.8 million) (1)	556.0	497.3
Less net deferred acquisition costs (net of taxes of $117.3 million and $107.8 million)	217.8	200.3
Less fair-value adjustments for insured CDS (net of taxes of $20.1 million and $15.2 million)	37.4	31.4
Less fair value of economic interest-rate hedges (net of taxes of $11.2 million and $19.5 million)	20.8	36.1
Less unrealized gains on investments (net of taxes of $84.1 million and $103.8 million)	156.2	199.8

Adjusted Book Value	$3,928.1	$3,509.6

(1)     The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 5.30% in 2005 and 5.62% in 2004.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(Dollars in thousands)

	December 31, 2005	December 31, 2004
Contingency Reserve	$906,841	$1,099,462
Capital and Surplus	1,513,743	1,181,421
Qualified Statutory Capital	2,420,584	2,280,883
Net Unearned Premium Reserve	1,850,446	1,649,230
Loss and Loss Adjustment Expense Reserve	54,445	48,142
Policyholder Capital and Reserves	4,325,475	3,978,255
Net Present Value of Installment Premiums and PV NIM	803,434	727,340
Third-Party Capital Support (1)	550,000	525,000
Total Claims-Paying Resources (2)	$5,678,909	$5,230,595

Net Insurance in Force (principal & interest)	$497,624,738	$454,359,331
Capital Ratio (3)	206:1	199:1
Claims-Paying Ratio (4)	88:1	87:1

(1)     Standby line of credit facility and money market committed preferred trust securities.

(2)     Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)     Capital ratio is net insurance in force divided by qualified statutory capital.

(4)     Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•        projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts

•        statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•        expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•        changes in capital requirements or other criteria of securities rating agencies applicable to FSA

•        competitive forces, including the conduct of other financial guaranty insurers

•        changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients

•        changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results

•        an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio

•        inadequacy of reserves established by the Company for losses and loss adjustment expenses

•        disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures

•        downgrade or default of one or more of FSA’s reinsurers

•        the amount and nature of business opportunities that may be presented to the Company

•        market conditions, including the credit quality and market pricing of securities issued

•        capacity limitations that may impair investor appetite for FSA-insured obligations

•        market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements

•        prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA, and

•        changes in the value or performance of strategic investments made by the Company.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world. Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities. FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. FSA Holdings is a member of the Dexia group, a leading European banking group. For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2005	December 31, 2004
		(restated)
ASSETS:
Bonds at fair value (amortized cost of $3,978,419 and $3,662,584)	$4,141,112	$3,914,763
Equity securities at fair value (cost of $54,370 and $54,300)	54,370	54,300
Short-term investments	423,570	321,071
Variable interest entities’ bonds at fair value (amortized cost of $1,155,832 and $1,342,489)	1,155,992	1,346,355
Variable interest entities’ short-term investment portfolio	2,674	1,194
Financial products bond portfolio at fair value (amortized cost of $11,754,330 and $7,882,739)	11,827,824	7,925,072
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $5,908)	—	5,913
Financial products short-term investment portfolio	1,015,509	268,125
Total investment portfolio	18,621,051	13,836,793
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $5,945 and $151,895)	9,145	157,036
Securitized loans	297,872	369,749
Other	160,856	222,423
Total assets acquired in refinancing transactions	467,873	749,208
Total investments	19,088,924	14,586,001
Cash	20,117	14,353
Deferred acquisition costs	335,129	308,015
Prepaid reinsurance premiums	865,192	759,191
Investment in unconsolidated affiliate	—	49,645
Reinsurance recoverable on unpaid losses	36,339	35,419
Other assets	1,651,933	1,328,384
TOTAL ASSETS	$21,997,634	$17,081,008
LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Deferred premium revenue	$2,375,059	$2,095,423
Losses and loss adjustment expenses	205,718	179,941
Guaranteed investment contracts and variable interest entities’ debt	14,947,118	10,444,051
Deferred federal income taxes	231,265	249,665
Notes payable	430,000	430,000
Minority interest	—	48,550
Minority interest in variable interest entities	180,406	178,575
Accrued expenses and other liabilities	805,166	843,525
TOTAL LIABILITIES AND MINORITY INTEREST	$19,174,732	$14,469,730
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	905,190	905,080
Accumulated other comprehensive income (net of deferred income taxes of $84,123 and $103,755)	156,229	199,764
Accumulated earnings	1,761,148	1,506,099
Deferred equity compensation	20,177	23,528
Less treasury stock at cost (254,736 and 297,276 shares held)	(20,177)	(23,528)
TOTAL SHAREHOLDERS’ EQUITY	2,822,902	2,611,278
TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$21,997,634	$17,081,008

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
		(restated)		(restated)
REVENUES:
Net premiums written	$163,358	$155,863	$577,694	$587,769
Net premiums earned	96,092	100,501	404,059	395,015
Net investment income	50,281	45,736	200,827	172,051
Net realized gains (losses)	1,997	789	8,275	(473)
Net interest income from financial products and variable interest entities	163,548	65,893	487,916	194,675
Financial products net realized gains	(7,602)	—	(7,473)	2,217
Net realized and unrealized gains on derivative instruments	(77,410)	194,310	(172,475)	329,259
Income from assets acquired in refinancing transactions	7,353	12,364	35,190	31,634
Net realized gains from assets acquired in refinancing transactions	(1,224)	—	4,625	—
Other income	(1,932)	12,543	20,291	23,891
TOTAL REVENUES	231,103	432,136	981,235	1,148,269
EXPENSES:
Losses and loss adjustment expenses	4,958	9,496	25,365	20,599
Interest expense	6,745	6,748	26,990	26,993
Policy acquisition costs	16,487	17,593	68,340	62,201
Financial products and variable interest entities’ foreign exchange (gains) losses	(22,055)	122,451	(189,785)	91,309
Net interest expense from financial products and variable interest entities	152,509	84,579	491,640	267,599
Other operating expenses	22,589	32,686	93,614	99,054
TOTAL EXPENSES	181,233	273,553	516,164	567,755
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS	49,870	158,583	465,071	580,514
Provision for income taxes	11,639	16,525	126,873	110,556
INCOME BEFORE MINORITY INTEREST AND EQUITY IN EARNINGS	38,231	142,058	338,198	469,958
Minority interest	21,603	(36,863)	(11,224)	(87,408)
Equity in earnings of unconsolidated affiliates	—	71	(866)	(3,943)
NET INCOME	59,834	105,266	326,108	378,607
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period	(21,410)	12,366	(32,012)	36,164
Less: reclassification adjustment for gains included in net income	(4,142)	(91)	11,523	1,017
Other comprehensive income (loss)	(17,268)	12,457	(43,535)	35,147
COMPREHENSIVE INCOME	$42,566	$117,723	$282,573	$413,754